EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of June 28, 2020, Bowl America Incorporated (“we” or “our”) had one class of securities, our Class A common stock, par value $0.10 per share (“Class A Common Stock”), registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our Class A Common Stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Amended and Restated Articles of Incorporation and our By-Laws, copies of which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the year ended June 28, 2020 of which this Exhibit 4.1 is a part.

Our authorized capital stock consists of 10,000,000 shares of Common Stock, $0.10 par value per share, of which a portion is Class A Common Stock and a portion is Class B common stock and 2,000,000 shares of preferred stock, $10,00 par value per share. As of June 28, 2020, 3,746,454 shares of Class A Common Stock were outstanding, 1,414,517 shares of Class B common stock were outstanding and no shares of preferred stock were issued and outstanding.

Our Class A Common Stock is traded on the NYSE American under the symbol “BWL-A.” Our Class B common stock is not listed on any exchange and is not publicly traded. Each share of Class B common stock can be converted into one share of Class A Common Stock at any time.

Each share of the Class A Common Stock is entitled to one (1) vote and each share of the Class B common stock is entitled to ten (10) votes, and except with respect to the election of directors (where the Class A Common Stock elects 25% of directors as a separate class and the Class B common stock elects 75% of directors as a separate class), the Class A Common Stock and the Class B common Stock is voted together without regard to class and do not have cumulative voting rights. Holders of Class A and B Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefore, subject to a preferential dividend right of outstanding preferred stock. Upon the liquidation, dissolution or our winding up, the holders of Class A and B Common Stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. The rights, preferences and privileges of holders of our Class A and B Common Stock are subject to, and may be adversely affected by the rights of the holders any series of preferred stock that we may designate and issue in the future.